[LETTERHEAD OF AMERIGON]


                                          May 22, 2000

To My Fellow Shareholders:

As we indicated in our 1999 Annual Report, we would be seeking significant additional capital resources to fund the Company's operations. I am pleased to now notify you, as required by The Nasdaq Stock Market, of our intention to sell up to 2.5 million shares of our Class A Common Stock in a private placement to fund the development of future products and expand our marketing efforts. The shares offered in the private placement are being offered only to institutional or other investors who are "accredited investors" as defined by the federal securities laws and the offering price per share will be determined by negotiation between the investors and us. Because the shares have not been registered under the Securities Act of 1933, we expect the gross offering price per share to be 20% to 40% below the last sale price recorded for our Class A Common Stock today on the Nasdaq SmallCap Market. However, because of the inherent uncertainty of the outcome of our price negotiations with the investors, the ultimate offering price per share may be outside of that range. The shares purchased by an investor in the private placement may not be offered or sold in the United States by the investor absent registration or an applicable exemption from registration requirements.

I look forward to communicating with you further from time to time in the future.

Sincerely,


Richard A. Weisbart
President and Chief Executive Officer